Exhibit 99.1

News Release

Contact:	David Amy, EVP & CFO
Lucy Rutishauser, Treasurer
(410) 568-1500

SINCLAIR REFINANCES TERM LOAN FACILITIES AT LOWER RATES

BALTIMORE (June 25, 2004) - In response to favorable pricing terms available in the bank lending market, Sinclair Broadcast Group, Inc. (Nasdaq: SBGI) announced today that its wholly-owned subsidiary, Sinclair Television Group (“STG”), has amended and restated its Senior Secured Bank Credit Facility, dated July 15, 2002.  As part of the amendment, STG fully redeemed its $460.9 million Term Loan B and Incremental Term Loan Facilities with a new, lower priced, $150.0 million Term Loan A and $250.0 million Term Loan C Facilities.  STG did not make any changes to the terms of its $225 million Revolving Credit Facility commitment, of which $65.0 million was outstanding at closing.

Among the changes made under the Amendment and Restatement were:

•      Redeemed the $460.9 million commitment and outstanding balance under the Term Loan B and Incremental Term Loan Facilities, due December 31, 2009, and priced at the London Interbank Offered Rate (“LIBOR”) plus 2.25%.

•      Raised $150.0 million in a Term Loan A Facility due June 30, 2009, with minimal amortization beginning March 31, 2005, and priced at LIBOR plus 1.75% with step-downs tied to a leverage grid.

•      Raised $250.0 million in a Term Loan C Facility due December 31, 2009, with minimal amortization beginning March 31, 2005, and priced at LIBOR plus 1.75%.

•      Provided for enhanced financial flexibility at the Sinclair Broadcast Group level through modest leverage relaxation.

Commenting on the amendment, David Amy, Executive Vice President and CFO of Sinclair, said, “The refinancing of the Term Loans provides two significant benefits to Sinclair and its investors.  First and most importantly, it lowers our annualized interest costs by approximately $2.4 million.  Secondly, by restructuring our Term Loan/Revolver mix, we will have the opportunity to more efficiently manage the utilization of our cash balances against our short term borrowing levels.”

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, will own and operate, program or provide sales services to 62 television stations in 39 markets, after pending transactions.  Sinclair’s television group includes FOX, WB, ABC, CBS, NBC, and UPN affiliates and reaches approximately 23.9% of all U.S. television households.  For more information, please visit Sinclair’s website at www.sbgi.net.

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